Exhibit 99.(i)(3)

AMENDED & RESTATED

FUND OF FUNDS INVESTMENT AGREEMENT

This FUND OF FUNDS INVESTMENT AGREEMENT (the “Agreement”), dated as of April 1st, 2026, is between First Trust Private Credit Fund, a trust organized under the laws of Delaware (the “Acquiring Fund”), TCW Specialty Lending LLC a Delaware Limited Liability Company (the “Acquired Fund” and, together with the Acquiring Fund, the “Funds”), and, solely with respect to Section 3 of this Agreement, First Trust Capital Management L.P. a Delaware limited partnership (the “Acquiring Fund Manager”).

WHEREAS, the Acquiring Fund is a closed-end management investment company that is registered with the U.S. Securities and Exchange Commission under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, the Acquired Fund is a closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the 1940 Act;

WHEREAS, Section 12(d)(1) of the 1940 Act, which is made applicable to BDCs by Section 60 of the 1940 Act, generally limit the ability of a registered investment company or BDC to invest in shares of another registered investment company or BDC above certain limits;

WHEREAS, Rule 12d1-4 under the 1940 Act permits a registered investment company or BDC to invest in shares of another registered investment company or BDC in excess of the limitations under Section 12(d)(1) subject to certain terms and conditions;

WHEREAS, the Acquiring Fund, from time to time, may wish to acquire shares of the Acquired Fund (the “Shares”) in excess of the limitations under Section 12(d)(1)(A), (B), and (C), as applicable, in reliance on Rule 12d1-4;

NOW, THEREFORE, in consideration of the potential benefits to the Funds arising out of the investment by the Acquiring Fund in the Acquired Fund, the Funds agree as follows:

1.	Representations and Obligations of the Acquired Fund

The Acquired Fund agrees to:

(a)	comply with the Agreement and those terms and conditions of Rule 12d1-4 that are applicable to an acquired fund that is a BDC;

(b)	promptly notify the Acquiring Fund if the Acquired Fund fails to comply with the applicable terms and conditions of Rule 12d1-4 or this Agreement;

(c)	adopt policies and procedures reasonably designed to prevent violations of Rule 12d1-4;

(d)	provide, subject to applicable law, the Acquiring Fund and its investment adviser with information about the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund and its investment adviser to comply with the terms and conditions of Rule 12d1-4; and

(e)	treat as confidential any information provided by the Acquiring Fund pursuant to Section 2(f) below and to use such information only for the purposes contemplated by this Agreement.

2.	Representations and Obligations of the Acquiring Fund

The Acquiring Fund agrees to:

(a)	comply with the terms and conditions of Rule 12d1-4 and this Agreement;

(b)	promptly notify the Acquired Fund if the Acquiring Fund fails to comply with the terms and conditions of Rule 12d1-4 or this Agreement;

(c)	adopt policies and procedures reasonably designed to prevent violations of Rule 12d1-4t;

(d)	in the event that, and for so long as, the Acquiring Fund owns, controls or holds the power to vote, directly or indirectly, Shares that entitle the Acquiring Fund to vote 5% or more of the Shares entitled to vote on any proposal submitted to shareholders of the Acquired Fund (a “Proposal”), the Acquiring Fund hereby irrevocably foregoes and waives any “voting rights” the Acquiring Fund has with respect to the Shares to the extent that such “voting rights” equal or exceed 5% of the “voting rights” of the Acquired Fund’s shareholders entitled to vote on the Proposal; provided, however, that in the event of such waiver, the Acquiring Fund shall maintain the “voting rights” the Acquiring Fund has with respect to the Shares that constitute less than 5% of the “voting rights” of the Acquired Fund’s shareholders entitled to vote on the Proposal in the aggregate. For example, if the Acquiring Fund owns 501 out of 10,000 Shares entitled to vote on a Proposal, it would retain “voting rights” with respect to 499 of its Shares, and waive its “voting rights” with respect to 2 of its Shares.

(i)	For purposes of this Agreement, “voting rights” shall mean the right to vote on any Proposal submitted to shareholders of the Acquired Fund and, for purposes of determining the 5% percent limitation on “voting rights” that may be exercised by the Acquiring Fund set forth above, the aggregate “voting rights” of the Acquired Fund’s shareholders entitled to vote on a Proposal will be reduced by any Shares that may not vote on the Proposal as a result of a waiver or other similar limitation that prohibits them from voting on the Proposal.

(e)	the Acquiring Fund shall not (individually or in the aggregate) control the Acquired Fund within the meaning of the 1940 Act and, to that end, any Shares acquired by the Acquiring Fund will be held solely for investment purposes in the ordinary course and not for the purpose of changing or influencing the management or policies of the Acquired Fund.

3.	Condition to Initial Purchase in Reliance on Rule 12d1-4

The Acquiring Fund and the Acquired Fund agree that, prior to the initial acquisition by the Acquiring Fund of Shares of the Acquired Fund in excess of the limit in Section 12(d)(1)(A)(i), the investment adviser to each of the Acquiring Fund and the Acquired Fund must make in writing the applicable findings required by Rule 12d1-4.

4.	Notices

Except as otherwise noted, all notices, including all information that either party is required to provide under the terms of this Agreement, shall be in writing and shall be delivered to the contact identified below (which may be changed from time to time upon written notice to the other party) by (i) Federal Express or other comparable overnight courier; (ii) registered or certified mail, postage prepaid, return receipt requested; (iii) facsimile with confirmation during normal business hours; or (iv) e-mail (to all parties set forth below). All notices, demands or requests so given will be deemed given when actually received.

If to the Acquiring Fund:

Marc Bassewitz

First Trust Capital Management L.P.

225 W. Wacker Drive, 21st Floor

Chicago, IL 60606

Email: mbassewitz@FirstTrustCapital.com

If to the Acquired Fund:

Attn: TCW Private Funds

TCW Asset Management Company LLC

515 South Flower Street Los Angeles,

CA 90071

Email: PrivateFunds@tcw.com

5.	Termination and Governing Law

(a)	This Agreement will continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, to the extent necessary to comply with Section 12(d)(1) of the 1940 Act and Rule 12d1-4, the Acquiring Fund shall be entitled to reduce the amount of any remaining unpaid capital commitment to the Acquired Fund pursuant to the Subscription Agreement between the Acquiring Fund and the Acquired Fund to $0.

(b)	This Agreement will be governed by laws of New York without regard to choice of law principles.

(c)	The Funds agree to resolve all disputes, claims or controversies arising under this Agreement in accordance with the dispute resolution procedures contained in the Subscription Agreement entered into by them in connection with the Acquiring Fund's purchase of Shares.

(d)	If this Agreement is terminated pursuant to this Section 5, the obligations of the Acquiring Fund to vote Shares of the Acquired Fund pursuant to Section 2(d) and to provide information pursuant to Section 2(f) and the grant of proxy pursuant to Section 2 shall survive and remain continuing obligations of the Acquiring Fund so long as the Acquiring Fund holds Shares of the Acquired Fund.

6.	Miscellaneous

(a)	This Agreement may not be assigned by either party without the prior written consent of the other. In the event either party assigns this Agreement to a third party as provided in this Section, such third party shall be bound by the terms and conditions of this Agreement applicable to the assigning party. Any assignment in contravention of this Section shall be null and void.

(b)	Except as expressly set forth herein, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

(c)	No amendment, modification, or supplement of any provision of this Agreement will be valid or

(d)	effective unless made in writing in the manner provided by Section 4 and signed by a duly authorized representative of each party.

(e)	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement shall become binding when any two or more counterparts thereof, individually or taken together, bear the signatures of both parties hereto. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed an original.

(f)	If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for both parties remain valid, legal and enforceable.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FIRST TRUST PRIVATE CREDIT FUND

/s/ Chad Eisenberg
Print Name: Chad Eisenberg
Title: COO

FIRST TRUST CAPITAL MANAGEMENT L.P.

/s/ Chad Eisenberg
Print Name: Chad Eisenberg
Title: COO

TCW SPECIALTY LENDING LLC

/s/ Andrew Kim
Print Name: Andrew Kim
Title: Chief Financial Officer

[Signature Page —Fund of Funds Investment Agreement —First Trust (FTPCX)]